Exhibit 10.97

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 21st day of March, 2007 by and between Gene Logic Inc., a Delaware corporation (the "Company"), and Charles L. Dimmler III (the "Executive").

         The Company desires to secure the services of Executive and Executive desires to perform such services for the Company on the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

         1. Employment, Duties and Acceptance.

                  1.1. Employment. (a) Effective as of March 21, 2007 (the "Effective Date"), the Company shall employ the Executive as the Chief Executive Officer ("CEO") of the Company. In such capacity, the Executive shall perform such executive and management duties and assume such other responsibilities as may be assigned from time to time by the Board of Directors and that are appropriate to his role as CEO. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

                  (b) The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere in a material way with the performance by the Executive of his duties hereunder, the Executive shall be permitted a reasonable amount of time to (i) supervise his and his family's personal, passive investments and (ii) participate (as board member, officer or volunteer) in civic, political and charitable activities. If the Executive wishes to undertake any other outside activities, including any activities for which he would receive compensation in any form, the Executive must obtain prior written approval of the Chairman of the Board of Directors.

                  1.2. Place of Employment. The Executive's principal place of employment shall be at the Company's headquarters in the Baltimore-Washington, D.C. metropolitan area (including Montgomery, Howard and Frederick Counties in Maryland), subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate to the principal place of employment until March 31, 2008. After that date, the Executive and the Chairman of the Board of Directors shall discuss the relocation of the Executive to an appropriate location (the greater Washington or the greater Boston area) and the Company will provide relocation benefits reasonably acceptable to the Company and the Executive.

         2. Term of Employment. The Executive's term of employment with the Company (the "Term") shall commence on the Effective Date and continue thereafter on an at-will basis until terminated by either party pursuant to
Section 4, subject to certain rights upon termination as provided in Section 4. If Executive's employment hereunder with the Company is terminated by the Executive or by the Company, Executive shall thereby be removed from, and Executive agrees to resign immediately from, all other positions with the Company and its affiliates and subsidiaries (collectively the "GLGC Group"), including but not limited to resigning from the Board of Directors.

         3. Compensation.

                  3.1. Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary at the rate of $425,000 per annum (the "Base Salary") less such deductions as shall be required to be withheld by applicable tax and other laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, not less frequently than semi-monthly. The Executive's Base Salary shall be reviewed annually and may be increased or decreased based upon various factors, including the Board's or the Compensation Committee's evaluation of the Executive's performance and the compensation policies of the Company in effect at the time of each such review. The Base Salary shall be prorated for the first calendar year of employment and for any other year in which Executive is not employed by the Company for the entire year based on the portion of the year in which Executive is employed on a full-time basis by the Company.

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Exhibit 10.97

                  3.2. Incentive Compensation. Executive will be eligible to participate in any incentive compensation plan established by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board (the "Compensation Committee") and generally applicable to officers of the Company. Payment of incentive compensation under any such plan will be contingent on achieving such targets and levels of performance as are specified by the Compensation Committee. Incentive compensation payments for any applicable plan will be made on the terms specified in the plan, subject to prior approval by the Compensation Committee. The target incentive compensation for Executive for the Company's fiscal year 2007, which shall be based on achieving 100% of the targets and levels of performance established by the Compensation Committee, will be 40% of the base salary specified in Section 3.1 of this Agreement, for a full calendar year, less applicable withholding, prorated based on the portion of the year in which Executive is employed by the Company. To receive incentive compensation for any period, except as specifically provided in section 4.7, the Executive must be employed by the Company on a full-time basis as of the last business day of the period for which the incentive compensation is paid.

                  3.3. Equity Awards. Upon and subject to approval by the Board of Directors of the Company, the Board's Compensation Committee or anyone properly designated by such Committee to approve such award, Executive will receive the following equity awards under the Company's 1997 Equity Incentive Plan (the "Plan"):

     o a grant of an option for 120,000 shares of Common Stock, exercisable at an exercise price equal to the fair market value on the date of grant, vesting in four equal increments of 30,000 shares each, with the first increment vesting on the date of grant and each subsequent increment vesting on each of the next three anniversaries of the date of grant.

     o a grant of 50,000 shares of restricted stock vesting on March 21, 2008, the first anniversary of the Executive's appointment as CEO.

and such other equity awards as may be agreed to from time to time.

The options will have a 10-year term and all of the equity grants will be subject to the other terms and conditions of the Plan and the standard form of stock option and restricted stock grant agreements thereunder. The stock option will be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, ("Code") to the maximum extent permitted by the law and the Plan; any remaining portion of the stock option will be treated as a Non-Statutory Stock Option.

                  3.4. Participation in Benefit Plans. The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, dental, vision, or disability insurance plans, accidental death and dismemberment plan, 401(k) plan, or similar benefit plans of the Company which may be available generally to other senior executives of the Company, but nothing herein shall prevent the Company from adding to, changing or eliminating such benefits from time to time.

                  3.5. Paid Time Off. The Executive shall accrue and may use paid time off ("PTO") in accordance with the Company's policies. PTO accruing in the first calendar year of employment and in any other year in which Executive is not employed by the Company for the entire year shall be prorated based on the portion of the year in which Executive is employed by the Company.

                  3.6. Holidays. The Executive shall be eligible for holidays in accordance with the Company's policy and schedule.

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Exhibit 10.97

                  3.7. Expenses. In accordance with the Company's policies, the Executive will be reimbursed for all ordinary, necessary and reasonable business expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, and expenses incurred for operation of mobile telephones,) actually incurred or paid by the Executive during the Term in the proper performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company or Board may reasonably require.

During the period March 21, 2007until March 21, 2008 (or such earlier time as is determined by the Board of Directors in accordance with Exhibit A)), reimbursable expenses will include the Executive's cost of commuting to and from his principal residence to the Company's locations in Gaithersburg and Cambridge, for meals and temporary lodging while working at these locations and for a $400 per month car allowance to lease a vehicle in Gaithersburg.

                  3.8.  [intentionally omitted]

                  3.9. Withholding. The Company is authorized to withhold from the amount of any Base Salary and bonuses and any other payments or benefits paid or provided to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

                  3.10. Change of Control. The Executive shall be included in the Company's Executive Severance Plan (the "Change-of-Control Severance Plan"), which provides certain benefits if the Executive's employment is terminated in connection with a change in control of the Company, provided that for purposes of calculating "the annual maximum bonus award that the Eligible Employee is eligible to receive as of the Termination Date" for 2007 in Section 3(a)(i) of that plan, the executive's 2007 target incentive compensation shall not be prorated.

         4. Termination.

                  4.1. General. The employment of the Executive hereunder may be terminated as provided in this Section 4.

                  4.2. Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

                  4.3.  Death or Disability of Executive.

                  (a) The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, or (ii) at the option of the Company upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

                  (b) For purposes of this Agreement, "Total Disability" shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician reasonably selected by the Company and reasonably acceptable to the Executive or his personal representative or guardian that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is substantially unable to perform his essential duties, without reasonable accommodation, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of written determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination. If requested by the Company, Executive agrees to appear at a medical examination by a physician reasonably selected by the Company and to furnish to such physician such medical information as is reasonably needed for a determination under this Section 4.3(b). Nothing in this provision is intended to restrict rights or obligations under the Americans with Disabilities Act or other applicable law.

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Exhibit 10.97

                  (c) Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for Cause (as defined below) due to any such leave. All physicians selected hereunder shall be Board certified in the appropriate specialty most closely related to the nature of the disability alleged to exist.

                  4.4. Termination For Cause. The Company may, upon action of the Board and upon written notice to the Executive specifying in reasonable detail the reason therefore, terminate the employment of the Executive at any time for Cause (as defined in Attachment A); provided, however, that if the reason for termination for Cause is susceptible of cure as determined by the Company, the Executive shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Company and, if so cured, such termination in such instance shall be deemed withdrawn, but any such withdrawal shall not affect the right of the Company to initiate a termination for any other cause or in any other instance, including a recurrence of the circumstances that led to the initial decision to terminate .

                  4.5. Termination Without Cause. The Company may also terminate the employment of the Executive without Cause upon 30 days advance written notice to the Executive, which termination shall constitute a "Termination Without Cause". Termination without Cause shall not include a termination due to death or Total Disability. The Company may limit the activities of the Executive on behalf of the Company during such thirty day period or assign transitional or other duties not inconsistent with the position held by the Executive or provide pay in lieu of such notice.

                  4.6. Termination by Executive. The Executive may resign (and thereby terminate his employment under this Agreement) at any time, by giving the Company not less than thirty (30) days' prior written notice to the Company, but the Company after receipt of such notice, may waive all or part of such notice period, provided that the Company shall pay the Executive salary for such notice period, whether or not waived.

                  4.7.  Payments Upon Termination Without Cause.

                  (a) If Executive's employment is terminated by the Company without Cause, the Company shall pay the Executive

                        (i) Severance pay of twelve (12) months base salary, payable in a single lump sum within fifteen (15) days after receipt of the signed release described in subsection (b) below and expiration of any period allowed for revocation of that release. This amount is in addition to and not in lieu of base salary for the period prior to termination of employment made to fulfill any requirement under the Agreement for prior notice of termination of up to 30 days or pay in lieu thereof.

                        (ii) Reimbursement or, at the Company's option, direct payment by the Company of that portion of the group health insurance premium for post-employment coverage (including without limitation medical, dental and vision coverage) for which Executive is eligible, and which the Executive timely elects under COBRA because of his prior employment by Company, equal to the percentage of the premium that Company was paying as of the last day of Executive's employment by Company, for a period equal to the lesser of (x) twelve (12) months or (y) until Executive becomes eligible for coverage under a new employer's group health plan. Such reimbursement or direct payment will also include coverage for any dependents of Executive who are eligible for, and timely elect, coverage under COBRA for the same period as Executive equal to the percentage of the premium for dependent coverage that Company was paying as of the last day of Executive's employment by Company. Such reimbursement or direct payment is for a period that is part of, and not in addition to, the total period of eligibility for continuation of health insurance benefits to which Executive, and/or the covered dependents, are entitled under COBRA.

                        If the option selected by the Company is reimbursement, such reimbursement will be provided within a reasonable time following receipt by the Company of confirmation of payment of the cost of such health insurance by Executive (and, if applicable, covered dependents) for the number of weeks

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Exhibit 10.97

covered. Executive (and, if applicable, covered dependents) may request periodic reimbursement, but not more often than monthly. Any such reimbursement must be requested by Executive (and, if applicable, covered dependents) no later than thirty (30) days following the end of the calendar year in which occurred the due date for the respective premium and, if timely requested by Executive (and, if applicable, covered dependents), will be reimbursed by Company no later than thirty (30) days following receipt of the reimbursement request.

                        If the option selected by the Company is direct payment, the Executive (and, if applicable, covered dependents) must pay to the Company the Executive's (and, if applicable, covered dependents) portion of the COBRA premium no later than the first of each month for which COBRA coverage is continued.

                        (iii) Outplacement services paid for and through a program and vendor selected by Company and at a level appropriate for an executive for a period not to exceed six (6) months, and in no event costing more than twenty thousand dollars ($20,000.00), to be used and completed within twelve (12) months after termination of employment, unless otherwise agreed in writing by Company, but in no event later than the end of the second calendar year following the year of termination. Executive may not elect any payment in lieu of such outplacement services and such services will only become available after any release required under subsection (b) below is signed and the revocation period specified therein has been completed without revocation

                  (b) Any payments made under this Section 4.7 will be conditioned upon execution by Executive of a comprehensive and full release of all claims arising from or connected with his employment by the Company in such form as may be specified by the Company (excluding from any such release any rights Executive may have to (x) indemnification or to insurance coverage with respect to his actions while employed by the Company, whether by contract, under Directors and officers or other insurance maintained by the Company or under the Company's indemnification policies and agreements and applicable law concerning indemnification, (y) coverage at the Executive's expense under applicable heath care policies to the extent Executive is entitled to continued coverage under COBRA) and (z) payment of compensation earned but not paid prior to termination). Such release shall be presented to Executive as soon as practicable and in any event no later than ten (10) days following Executive's termination of employment. The release must be signed and returned to Company by Executive no later than twenty-one (21) days after Executive's receipt of the release, or such longer time limit stated in the release, and must not be revoked within the period allowed for revocation as stated in the release in order for Executive to become entitled to the severance and other benefits hereunder.

                  (c) Notwithstanding anything to the contrary above, if the Executive is eligible for and has met the conditions for receiving cash severance and benefits under the Change-of-Control Severance Plan, then the provisions set forth in the Change-of-Control Severance Plan shall apply in lieu of severance and benefits under this Agreement, including without limitation this Section 4.7. If Executive becomes entitled to cash severance and other benefits under the Change-of-Control Severance Plan after receiving severance or other benefits under this Agreement, the severance and other benefits under this Agreement shall be credited against the cash severance and benefits due under the Change-of-Control Severance Plan. In no event shall the aggregate severance and other benefits actually paid and provided to Executive exceed the greater of the amount payable under this Agreement, including without limitation this
Section 4.7, and or under the Change-of-Control Severance Plan as the result of a termination of Executive's employment.

                  (d) The Company shall have no further liability to the Executive pursuant to this Agreement, in the event of termination by the Company in a Termination Without Cause except as set forth in this Section 4.7 including, without limitation, any liability to pay the Executive any severance, bonus or any other compensation.

                  (e) The Company also waives, releases and remises (A) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled by reason of any termination of this Agreement; and (B) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

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Exhibit 10.97

                  4.8. Payments upon Termination for Cause or due to Death or Disability of the Executive

                  (a) If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive's Base Salary and benefits accrued through the date of termination of his employment.

                  (b) Upon termination of Executive's employment for death or Total Disability, the Company shall pay to the Executive, or to his guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled under applicable insurance and benefit programs contemplated by Section 3.4 and then in effect, all amounts accrued or vested prior to such termination; provided, however, if cash severance benefits are payable under the Change-of-Control Severance Plan as a result of such termination, then the provisions set forth in such plan shall apply in lieu of the foregoing. The Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Agreement, including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, bonus or any other compensation.

                  4.9.  No Disparaging Comments Upon Termination.

                  Upon termination of this Agreement and thereafter, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the GLGC Group.

         5. Certain Covenants of the Executive.

                  5.1.  Necessity for Covenants. The Executive acknowledges that
(i) the GLGC Group (as defined below) is engaged and will in the future be engaged in the Business as defined below in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the GLGC Group; (iii) his employment will give him access to confidential information and other trade secrets concerning the GLGC Group's products, services and the Business and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the GLGC Group. As additional consideration for the Company's entering into this Agreement and paying the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

                  5.2.  Definitions.

                  (a) "Business" for purposes of this Article 5 shall mean the provision by the GLGC Group of genomic information and bioinformatics products and services and drug repositioning services to the pharmaceutical and biotechnology industry. The Business includes

                        (i) biosample collection, handling and processing, genomic data production and analysis, and data management and software systems development, to create a broad range of gene expression-based information solutions that facilitate the drug discovery and development process,

                        (ii) drug repositioning and drug indication seeking programs conducted by the Company either for itself or with partners, and

                        (iii) any other products and services offered from time to time by the GLGC Group as described in its annual and quarterly reports filed with the Securities and Exchange Commission.

                  (b) "GLGC Group" for purposes of this Article 5 shall include the Company, and all of its wholly or majority owned subsidiaries and affiliates and successors and assigns of any of the foregoing.

                  (c) "Business Contact" shall mean any (i) customer which has purchased goods or services provided by the GLGC Group during the Term, (ii) prospective customer whom the Executive or persons working for or directly with

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Exhibit 10.97

the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the GLGC Group to the prospective customer, or
(iii) provider of goods, services or technology that are material to the GLGC Group.

                  (d) "Service Area" means North America, Western Europe and Japan.

                  (e) "Term" means the term of employment as specified in
Section 2 hereof

                  5.3.  Restrictive Covenants.

                        5.3.1 Restrictions. During the Term and for a period of one (1) year after the date (the "Termination Date") the Executive's employment hereunder is terminated (the "Restricted Period") regardless of whether such termination is voluntary or involuntary, with or without Cause or by resignation, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, adviser, consultant, director, sole proprietor, or otherwise:

                  (a) call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same as or similar to those the GLGC Group provided or proposed to provide to the Business Contact or to engage the Business Contact to provide to any other person, firm, corporation or other entity goods or services which are the same as or similar to those the Business Contact provided to the GLGC Group;

                  (b) solicit, participate in or promote the solicitation of any person who was employed by the GLGC Group at any time during the twelve (12) months preceding the Termination Date to leave the employ of the GLGC Group, or hire or engage or assist anyone to hire or engage any of those persons;

                  (c) make any disparaging remarks about the GLGC Group's Business, services or personnel in any manner that is likely to have an adverse effect on the GLGC Group's Business, services or personnel, provided that Executive may respond accurately and fully to any questions, inquiry or request for information when required by legal process or in response to an inquiry from an administrative agency.;

                  (d) interfere in any way with the Business, prospects or personnel of the GLGC Group in existence prior to the Termination Date or contemplated by the GLGC Group during such period; or

                  (e) render services in any capacity (other than services unrelated to the Business) to, or become affiliated with, any person, company or other entity engaged in any business that competes with the Business within the Service Area;

provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and
(b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

                        5.3.2 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                        5.3.3 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

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Exhibit 10.97

                  5.4. Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section
5.3 (the "Restrictive Covenants"), the Company shall, in addition to its right immediately to terminate this Agreement for Cause, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

         6. Representations of Executive. The Executive represents and warrants that:
                  (a) his employment by the Company will not (i) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants or agreements made by the Executive with, to or for the benefit of any previous employer or partner, or (ii) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound;

                  (b) there is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive's knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein; and
                  (c) he has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive's choosing.

         7. Confidentiality and Proprietary Inventions Agreement. As a condition to his employment by the Company, the Executive agrees to enter into and be bound by the provisions set forth in the Company's Proprietary Information and Inventions Agreement, which is expressly incorporated by reference thereto.

         8. Dispute Resolution.

                  8.1. Arbitration Policy. Subject to the Company's right to seek injunctive or other equitable relief as specified in Section 5.4 of this Agreement or in the Proprietary Information and Inventions Agreement, the Parties agree that arbitration is the required and exclusive forum for the resolution of any and all disputes between them, including claims arising under statute, common law, or this Agreement. This mandatory arbitration provision includes without limitation any claims or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 ("Section 1981"), the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, law or regulation regarding employment, employment discrimination, terms and conditions of employment, compensation or termination of employment. This mandatory arbitration provision includes any dispute between the Executive and the Company or its parents, subsidiaries and affiliates, and its and their current and former officers, directors, employees and agents.

                  Any covered dispute must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any such arbitration will be conducted in Montgomery County, Maryland, and will be decided in accordance with and determined by the laws of the State of Maryland and/or applicable federal law. The Executive specifically agrees that the Company may seek specific performance of this provision, as well as other injunctive relief, from the state or federal courts in Maryland. The arbitrator shall not have the authority to award punitive damages, costs or attorneys' fees to either Party except where expressly provided for by the applicable law.

                  Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, other AAA fees, arbitrator's fee) shall be divided equally between the parties. In the event that the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by the Company. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness. Each Party shall bear its own costs and expenses in all other respects. The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction.

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Exhibit 10.97

                  8.2. No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                  8.3. Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in Montgomery County, Maryland as to matters involving enforcement of this Agreement, including any award under an arbitration proceeding.

         9. Other Provisions.

                  9.1. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by nationally recognized overnight courier service such as FedEx or UPS or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if sent by courier on the second business after delivery by the courier service or, if mailed, four days after the date of mailing, as follows:

                  (a) if to the Company, to:

                  Gene Logic Inc
                  50 West Watkins Mill Road
                  Gaithersburg, MD 20878
                  Attention: Chairman of the Board of Directors

                  with copies to:

                  Ariel Vannier, Esquire
                  Venable LLP
                  575 7th Street, NW
                  Washington, DC 20004

                  (b) if to the Executive, to:

                  Charles L. Dimmler, III
                  30 Crescent Bluff Ave.
                  Branford, CT 06405


                  Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

                  9.2. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

                  9.3. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the

Exhibit 10.97

Executive and a duly authorized officer of the Company (each of the Executive and Company, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  9.4. Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State, without regard to conflicts of laws provisions.

                  9.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  9.6. Confidentiality. Neither party shall disclose the contents of this Agreement to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

                  9.7. Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

                  9.8. Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

                  9.9. Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity that buys substantially all of the Company's assets or to any affiliate of the Company with the consent of the Executive that shall not be unreasonably withheld. However, the Executive may not assign this Agreement without the prior written consent of the Company.

                  9.10. Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the last date of signature below.


                                GENE LOGIC INC.


July 9, 2007                    By: /s/ J. Stark Thompson, Ph.D. (SEAL)
------------                        -----------------------------------
Dated                               J. Stark Thompson, Ph.D.
                                    Chairman of the Board of Directors

                                    EXECUTIVE:

July 9, 2007                    By: /s/ Charles L. Dimmler, III (SEAL)
------------                        ----------------------------------
Dated                               Charles L. Dimmler, III
                                    Chief Executive Officer

Exhibit 10.97

                                    Exhibit A

For purposes of Section 3.7, the Board of Directors may terminate reimbursement under this provision at such earlier time as the Company decides on the location of its corporate headquarters in connection with the strategic reorganization of the Company.

Exhibit 10.97

Attachment A


                             Definition of "Cause"

"Cause" shall mean:

i) commission of an act or an omission that the Board of Directors determines would constitute:
     a)   a felony or
     b) a misdemeanor which, in the Board of Director's reasonable opinion, could have a material adverse effect on the Company's business, financial condition, prospects or reputation or the Executive's performance of his duties, under the laws of the United States or of any state
ii) a material breach by the Executive of any agreement entered into between the Executive and the Company including without limitation the violation by the Executive of the provisions of the Proprietary Information and Inventions Agreement or any restrictive covenants in this Agreement dealing with the same subject matter or a material violation of the Company's Code of Ethics;
iii) willful misconduct by the Executive or gross negligence of the Executive which could reasonably be expected to have a material adverse impact on the Company;
iv) a material failure of the Executive in the performance of the Executive's duties provided that, if susceptible of cure as determined by the Board of Directors, notice is provided and Executive does not cure such failure within fifteen (15) business days after the date of such notice in a manner satisfactory to the Board of Directors; or
v) engagement in any activity that constitutes a material conflict of interest with the Company and for which no waiver has been obtained from the Board of Directors.

With respect to any criminal act, the Board of Directors may base such a determination on facts available to it or on an arrest or charges by an appropriate government authority (without liability if the Executive is subsequently acquitted or the prosecution is terminated without conviction) and may, at its option in lieu of immediate termination, suspend the Executive, with or without pay in the discretion of the Board of Directors, in lieu of immediate termination in the event of any criminal charges, pending additional information, criminal conviction or other action enabling a final decision on whether termination should be "for cause".